UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Amendment to Second Amended and Restated Credit Agreement

On July 2, 2015, Lexington Realty Trust, which we refer to as the Trust, entered into the Fourth Amendment to the Second Amended and Restated Credit Agreement, which we refer to as the Credit Agreement Amendment, among the Trust and Lepercq Corporate Income Fund L.P., or LCIF, as borrowers, each of the lenders party thereto, and KeyBank National Association, or KeyBank, as administrative agent. The Credit Agreement Amendment modifies the general prohibition against declaring or making Restricted Payments (as defined in the Second Amended and Restated Credit Agreement) by adding a clause that permits the Trust to redeem or repurchase common stock of the Trust in an aggregate amount not to exceed $50 million during the term of the Second Amended and Restated Credit Agreement, as long as no default or event of default would result therefrom. The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the Credit Agreement Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K, which we refer to as this Current Report.

Amendment to Amended and Restated Term Loan Agreement

On July 2, 2015, the Trust entered into the Fourth Amendment to the Amended and Restated Term Loan Agreement, which we refer to as the Term Loan Agreement Amendment, among the Trust and LCIF, as borrowers, each of the lenders party thereto, and Wells Fargo Bank, National Association, or Wells Fargo, as administrative agent. The Term Loan Agreement Amendment modifies the general prohibition against declaring or making Restricted Payments (as defined in the Amended and Restated Term Loan Agreement) by adding a clause that permits the Trust to redeem or repurchase common stock of the Trust in an aggregate amount not to exceed $50 million during the term of the Amended and Restated Term Loan Agreement, as long as no default or event of default would result therefrom. The foregoing description of the Term Loan Agreement Amendment is qualified in its entirety by reference to the Term Loan Agreement Amendment attached as Exhibit 10.2 to this Current Report.

Item 8.01    Other Events.

Repurchase Plan

On July 2, 2015, the Board of Trustees of the Trust authorized a repurchase plan for the repurchase of up to an aggregate of 10.0 million common shares of beneficial interest, par value $0.0001 per share, classified as common shares, and operating partnership units, inclusive of all outstanding prior authorizations. The repurchases may be made from time to time for cash in open market transactions, including through Rule 10b5-1 plans, or in privately-negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the Trust’s management based on their evaluation of market and business conditions, share price and other factors. The repurchase plan may be suspended or discontinued at any time.

Preferred Dividend

On July 2, 2015, the Trust declared a cash dividend of $0.8125 per preferred share of beneficial interest, par value $0.0001 per share, classified as Series C Cumulative Convertible Preferred Stock, which we refer to as Series C Preferred Shares, for the quarter ending September 30, 2015. This Series C Preferred Share dividend is payable on or about November 16, 2015, to shareholders of record of Series C Preferred Shares as of October 30, 2015.

Conversion Rate Adjustment

Pursuant to the Indenture, dated as of January 29, 2007, among the Trust, certain subsidiaries of the Trust and U.S. Bank National Association, as trustee, or the Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 31, 2008, the Sixth Supplemental Indenture, dated as of January 26, 2010, the Seventh Supplemental Indenture, dated as of September 28, 2012, the Eighth Supplemental Indenture, dated as of February 13, 2013, the Ninth Supplemental Indenture, dated as of May 6, 2013, the Tenth Supplemental Indenture, dated as of June 13, 2013, and the Tenth Supplemental Indenture, dated as of September 30, 2013, the Trust gave notice to the Trustee that the conversion rate on the Trust's 6.00% Convertible Guaranteed Notes due 2030 has adjusted, effective July 1, 2015, to a current conversion rate of 153.8603 common shares per $1,000 principal amount of the notes, representing a conversion price of $6.50 per common share.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

10.1
Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of July 2, 2015, among the Trust and LCIF, jointly and severally as borrowers, KeyBank, as agent, and each of the financial institutions a signatory thereto together with their assignees.

10.2
Fourth Amendment to Amended and Restated Term Loan Agreement, dated as of July 2, 2015, among the Trust and LCIF, jointly and severally as borrowers, Wells Fargo, as agent, and each of the financial institutions a signatory thereto together with their assignees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: July 2, 2015	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Lepercq Corporate Income Fund L.P.
By: Lex GP-1 Trust, its general partner

Date: July 2, 2015	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
President

Exhibit Index

10.1
Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of July 2, 2015, among the Trust and LCIF, jointly and severally as borrowers, KeyBank, as agent, and each of the financial institutions a signatory thereto together with their assignees.

10.2
Fourth Amendment to Amended and Restated Term Loan Agreement, dated as of July 2, 2015, among the Trust and LCIF, jointly and severally as borrowers, Wells Fargo, as agent, and each of the financial institutions a signatory thereto together with their assignees.